Execution Version

AGREEMENT

In connection with the parties’ investments in Corrections Corporation of America, a Maryland corporation (“CCA”), Corvex Management LP (“Corvex”) and Marcato Capital Management LLC (“Marcato”, and each of Corvex and Marcato, an “Interested Party” and collectively, the “Interested Parties”) agree as follows:

1.	CCA Securities.

(a) As of the date hereof, each Interested Party represents that such Interested Party beneficially owns and has the right to vote and dispose of the securities of CCA set forth opposite such Interested Party’s name on its signature page hereto (the “Current Shareholder Securities”).

(b) Each Interested Party agrees, for itself or on behalf of any of its affiliates, not to, sell, assign, transfer or otherwise dispose of (any such transaction being herein collectively called a “Transfer”), or to advise any of its affiliates to Transfer during the term of this letter agreement, all or any of the Current Shareholder Securities beneficially owned by such Interested Party or to purchase or otherwise acquire (any such transaction being herein collectively called a “Purchase”), or to advise any of its affiliates to Purchase during the term of this letter agreement, any beneficial ownership of any additional securities of CCA, in each case, without first providing the other Interested Party advance notice of such Transfer or Purchase.

2. Expenses. Each Interested Party shall be responsible for all costs and expenses incurred by such Interested Party in connection with this letter agreement, its investments in CCA and the actions and transactions contemplated by this letter agreement or the Group Schedule 13D (as hereinafter defined). In the event that Corvex and Marcato agree to incur certain out-of-pocket, third-party expenses (including, without limitation, fees and disbursements of counsel or accounting or valuation firms) jointly, each shall be responsible for its Share (as defined below) of such expenses. For the purposes of this letter agreement, an Interested Party’s Share shall be a fraction, expressed as a percentage, the numerator of which is the Corvex Shares or the Marcato Shares (in each case, as defined in the Group Schedule 13D), as the case may be, and the denominator of which is the number of Subject Shares (as defined in the Group Schedule 13D).

3. Cooperation. Each Interested Party shall (a) use reasonable efforts to assist the other and provide such information to the other and (b) to execute and deliver such additional documents, in each case, as may be reasonably required in order to effect the actions and transactions contemplated by this letter agreement and the Group Schedule 13D. In addition, each Interested Party shall promptly provide such information to the other as is reasonably necessary with respect to the filing of any amendment of the Schedule 13D in respect of the parties’ collective beneficial ownership of securities of CCA (as a “group”) (the “Group Schedule 13D”, which term as used herein shall include any amendments thereto after the date hereof). Each of the Interested Parties agrees to cooperate, to the extent reasonable, including, without limitation, in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending that in any manner attempts to prevent, forestall or invalidate the consummation of any matter contemplated by this letter agreement or the Group Schedule 13D, or in a joint prosecution or other declaratory action that attempts to effectuate any matter contemplated by this letter agreement or the Group Schedule 13D.

4. Liability. Except as set forth in Sections 2 and 10, or resulting from any breach of any party’s representations, warranties or covenants hereunder, no Interested Party nor any of its affiliates, partners, employees, counsel, agents or representatives shall be liable to the other Interested Party or any of its affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this letter agreement or the Group Schedule 13D or the actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party’s gross negligence, fraud, bad faith or willful misconduct.

5. Power; Binding Agreement; Non-Contravention; Misstatements; Omissions. Each party to this letter agreement represents, as to itself only, that: (a) it has the full right, power and authority to enter into this letter agreement and perform all of its obligations hereunder; (b) neither the execution, delivery nor performance of this letter agreement by such party will violate the charter, by-laws or other organizational or constitutive documents of such party, or any other agreement, contract or arrangement to which such party is a party or is bound, including any voting agreement, stockholders agreement or voting trust; (c) this letter agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms; and (d) neither the execution or delivery of this letter agreement by such party will, in and of itself, (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under (A) any material law, rule or regulation applicable to such party, or (B) any material order, judgment or decree to which such party is bound.

7. Notices. All notices, correspondence and information related to this letter agreement should be sent,

If to Corvex:

Corvex Management LP

712 Fifth Avenue, 23rd Floor

New York, NY 10019

Telephone: (212) 474-6777

Facsimile: (212) 474-6715

Attention: Keith Meister

If to Marcato:

Marcato Capital Management LLC

235 Pine Street, Suite 1650

San Francisco, CA 94104

Telephone: (415) 796-6351

Facsimile: (415) 796-6388

Attention: Richard T. McGuire

7. Amendments; Successors and Assigns. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each Interested Party. This letter agreement shall inure to the benefit of and be binding on each Interested Party and their respective successors (except that no party may assign this letter agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld).

8. Termination. This letter agreement will terminate upon the earlier to occur of (x) July 1, 2014, unless such date is extended by written agreement of the Interested Parties, and (y) the date on which the Interested Parties shall mutually agree to terminate this letter agreement. Any termination of this letter agreement pursuant to this Section 8 shall occur without any liability or continuing obligation of any party to any other party; provided, that the reimbursement obligations set forth in Section 2, and the obligations to cooperate and provide information set forth in Section 3 shall survive any such termination. Notwithstanding anything to the contrary, including any continuing obligations to cooperate hereunder, upon termination of this letter agreement, the Interested Parties shall no longer intend to be, and shall no longer be, a “group” for any purpose, including for purposes of the federal securities laws.

9. Public Announcements. No party hereto shall issue any written press release or make any other public statement regarding the transactions contemplated by this letter agreement or the Group Schedule 13D without the prior consent of the other party hereto.

10. Representation. Each Interested Party represents and agrees that to the best of its knowledge the information about such Interested Party or any of its affiliates contained or which is required to be contained in the Group Schedule 13D or any amendment thereto is accurate, correct and complete in all material respects as of date of the applicable filing. Damages for any breach of the foregoing representation shall include not only judgments and amounts paid in settlement (with the approval of the misrepresenting Interested Party), but also other losses (excluding loss of value of the securities held or to be held) incurred by any other party to this letter agreement.

11. Counterparts. This letter agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

12. Choice of Law. This letter agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13. Severability. If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14 Duty to Update. Each party to this letter agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D or any amendments thereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed and delivered on March 26, 2012.

INTERESTED PARTY	Interested Party Securities

	Security	Shares

CORVEX MANAGEMENT LP	Common Stock	2,018,889

	Call Options	1,010,000

By: /s/ Keith Meister
Name: Keith Meister
Title: Managing Partner

INTERESTED PARTY	Interested Party Securities

	Security	Shares

MARCATO CAPITAL MANAGEMENT LLC	Common Stock	2,393,323

	Call Options	0

By: /s/ Richard T. McGuire
Name: Richard T. McGuire
Title: Managing Member